Monthly Report - November 30, 2012

TriView Global Fund, LLC

The Net Asset Value of a unit as of November 30, 2012 was   $711.27    down    -2.86% from $732.22 last month.

STATEMENT OF CHANGES IN NET ASSET VALUE

Current Period

Year To Date

Net Asset Value (1,046.072 units) at October 31, 2012

$

765,954.21    $

1,796,875.21

Addition of 0 units on November 1, 2012

-

522,826.56

Redemption of 0 units on November 30, 2012

-

(1,210,059.27) Net income (loss)

(21,917.04)

   (365,605.33)

Ending Net Asset Value (1,046.072 units) at November 30, 2012

Net Asset Value per Unit at November 30, 2012

$

744,037.17    $

$

711.27

744,037.17

STATEMENT OF INCOME AND (LOSS)

Income:

Current Period

YTD

Gain (loss) on trading of commodity futures:

2,718.78

(88,505.63) Realized gain (loss) on closed contracts

-

   7,430.00

Change in unrealized gain (loss) on open accounts

Interest income

3.04

Total: Income  2,718.78  (81,072.59)

Expenses:

Brokerage commissions

6,336.77

133,580.10

Operating expenses

12,885.76

83,855.56

Incentive fee

-

- Management fee

560.74

11,733.39

Continuing service fee

-

- Organizational & offering expenses

4,852.55

55,363.69

Total: Expenses   24,635.82  284,532.74

Net Income (Loss) - November 30. 2012

$

(21,917.04)   $

(365,605.33)

To the best of my knowledge and belief, the information contained in this account statement is accurate and complete.

Michael P. Pacult, President TriView Capital Management, Inc. General Partner/CPO

TriView Global Fund, LLC

Prepared without audit